Exhibit 99.1

FOR RELEASE September 2, 2015

China Biologic Enters into Strategic Collaboration Agreement to Source Raw
Materials

BEIJING, China – September 2, 2015 – China Biologic Products, Inc. (NASDAQ: CBPO, "China Biologic" or the "Company"), a leading fully integrated plasma-based biopharmaceutical company in China, today announced that the Company’s subsidiary Guizhou Taibang Biological Products Co., Ltd. (“Guizhou Taibang”) entered into a strategic collaboration agreement (the “Agreement”) with Xinjiang Deyuan Bioengineering Co., Ltd. (“Xinjiang Deyuan”) to source raw plasma. The Agreement allows Guizhou Taibang to source no less than 500 tonnes of source plasma from Xinjiang Deyuan over the next three years.

The raw plasma will be shipped in batches to Guizhou Taibang for the production of human albumin and IVIG products. The Company expects that the products made from the sourced raw plasma will begin to reach the market in second half of 2016. As required and approved by the local regulator, during the term of the Agreement, Xinjiang Deyuan will entrust the operation of its plasma collection stations to Guizhou Taibang.

As part of the Agreement, Guizhou Taibang agreed to lend to Xinjiang Deyuan an interest-bearing loan with a principal amount of RMB300 million (approximately US$47 million). The loan is due July 31, 2018 and is secured by a pledge of a 58.02% equity interest in Xinjiang Deyuan from its controlling shareholder. The loan to Xinjiang Deyuan and the raw plasma will be funded primarily by the Company’s cash released from a collateral deposit to secure a USD-denominated loan that the Company repaid in full in June 2015.

Mr. David (Xiaoying) Gao, Chairman and Chief Executive Officer of China Biologic, commented, "We are pleased to announce our strategic collaboration agreement with Xinjiang Deyuan. We have substantially processed the initial 143 tonnes of source plasma and plasma pastes outsourced from Xinjiang Deyuan in our first cooperation agreement, in April 2015. Through the initial agreement, we laid a solid foundation for our further collaboration, gained trust from both our business partners and regulators, and demonstrated our strong operational capabilities, including quality control and production management.”

Mr. Gao continued, “This transaction represents a unique growth catalyst for China Biologic as it will provide us a significant volume of additional raw material over the next three years. The Agreement is mutually beneficial to both parties as our loan will allow Xinjiang Deyuan to resume plasma collection operations at their existing five collection stations, which have been shut down for almost one year, as well as pursue facility upgrade projects. As we continue to devote our efforts to expanding our in-house plasma collection capacity, this collaboration will allow us to efficiently enhance our Guizhou facility’s production capacity utilization, and supply more plasma-based products to satisfy growing demand and increase our market share.”

“While the cost for these raw materials is moderately higher than plasma from our own collection stations, we expect the net profitability on the products made from these raw materials to be in line with our Guizhou facility’s current profitability, as we will incur substantial operational cost savings through significant capacity utilization improvements. We remain committed to ensuring sustainable supply growth to meet China’s increasing demand for plasma-based products and we believe we are well positioned to be a leader in this field for years to come,” concluded Mr. Gao.

About China Biologic Products, Inc.

China Biologic Products, Inc. (NASDAQ: CBPO), is a leading fully integrated plasma-based biopharmaceutical company in China. The Company's products are used as critical therapies during medical emergencies and for the prevention and treatment of life-threatening diseases and immune-deficiency related diseases. China Biologic is headquartered in Beijing and manufactures over 20 different dosages of plasma-based products through its indirect majority-owned subsidiaries, Shandong Taibang Biological Products Co., Ltd. and Guizhou Taibang Biological Products Co., Ltd. The Company also has an equity investment in Xi'an Huitian Blood Products Co., Ltd. The Company sells its products to hospitals, distributors and other healthcare facilities in China. For additional information, please see the Company's website www.chinabiologic.com.

Safe Harbor Statement

This news release may contain certain "forward-looking statements" relating to the business of China Biologic Products, Inc. and its subsidiaries. All statements, other than statements of historical fact included herein, are "forward-looking statements." These forward-looking statements are often identified by the use of forward-looking terminology such as “intend,” “believe,” “expect,” “are expected to,” “will,” or similar expressions, and involve known and unknown risks and uncertainties. Among other things, the Company’s plans regarding the production and sale of plasma products made from the outsourced raw materials and the management’s quotations and forecast of the Company’s financial performance in this news release contain forward-looking statements. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they involve assumptions, risks, and uncertainties, and these expectations may prove to be incorrect.

Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including without limitation, the actual volume of outsourced source plasma delivered, quality inspection of outsourced source plasma, potential delay in bringing to the market as planned the products made from the outsourced source plasma, potential delay or failure in acquiring land use rights, obtaining construction permits, completing the design or construction, or passing the government inspection and certification process for new collection stations in Hebei province, potential inability to achieve the designed collection capacities at the new collection stations, potential inability to achieve the expected operating and financial performance, potential inability to find alternative sources of plasma, potential inability to increase production at permitted sites, potential inability to mitigate the financial consequences of a temporarily reduced raw plasma supply through cost cutting or other efficiencies, and potential additional regulatory restrictions on its operations and those additional risks and uncertainties discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Contact:

China Biologic Products, Inc.

Mr. Ming Yin

Senior Vice President

Phone: +86-10-6598-3099

Email: ir@chinabiologic.com

ICR Inc.

Mr. Bill Zima

Phone: +86-10-6583-7511 or +1-646-405-5191

E-mail: bill.zima@icrinc.com